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                                                                [FARMSTEAD LOGO]


NEWS RELEASE

CONTACT:
--------
George J. Taylor, Jr., President and CEO      Sarah Shepard / Joseph A. Mansi
Farmstead Telephone Group, Inc.               KCSA Public Relations Worldwide
Voice: 860-610-6000                           Voice: 212-896-1236 / 212-896-1205
Fax:   860-610-6001                           Fax:   212-697-0910
                                              e-mail: sshepard@kcsa.com
                                                      jmansi@kcsa.com


                           FARMSTEAD TELEPHONE GROUP
                      EXTENDS EXPIRATION DATE OF WARRANTS

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        CLASS A AND B WARRANTS EXPIRATION DATE EXTENDED TO JUNE 30, 2002

EAST HARTFORD, CT, July 18, 2001 -- Farmstead Telephone Group, Inc. (ASE:FTG, FTG.WS, FTG.WS.A, FTG.WS.B) announced today that it has extended the expiration of its Redeemable Class A (FTG.WS.A) and Class B (FTG.WS.B) Common Stock Purchase Warrants from August 12, 2001 to June 30, 2002.

     The Class A and Class B Warrants are exercisable into one share of Farmstead Common Stock at $2.00 per share. There are currently 1,137,923 Class A Warrants and 1,137,923 Class B Warrants outstanding.

     George J. Taylor, Jr., President and Chief Executive Officer of Farmstead, said, "We are extending the exercise date of these warrants because we continue to believe that the exercise of Warrants is a viable way for our Company to raise additional capital in the future. We chose the date of June 30, 2002 to coincide with the expiration date of our other warrants."

     Farmstead Telephone Group, Inc., is an Authorized Remarketing Supplier of Classic Avaya(TM) and new Avaya business communications products. General information about Farmstead Telephone may be found on the World Wide Web at http://www.farmstead.com.

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This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.

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